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EXHIBIT 99.3

CellNet Data Systems Files Chapter 11

SAN CARLOS, Calif., February 4, 2000 -- CellNet Data Systems, Inc. (NASDAQ:
CNDS) announced today that it has filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court in Delaware.

As previously announced on February 1, 2000, CellNet's Board of Directors approved a proposed asset acquisition by Schlumberger Resource Management Services (RMS), a business unit of Schlumberger Limited (NYSE: SLB), for $55 million in cash, the repayment or assumption of certain secured financing in the amount of approximately $120 million, and the assumption of certain other liabilities. The Schlumberger RMS asset acquisition of CellNet will be handled through the Chapter 11 filing and should receive, subject to higher and better offers, final approval by the Bankruptcy Court, a process that CellNet anticipates completing by the end of April 2000.

If the Court approves the proposed transaction in its present form, the CellNet 14% Senior Discount Notes and those liabilities not assumed by Schlumberger RMS will share in the $55 million cash noted above. Furthermore, there will be no value allocated to the current equity of


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the CellNet common stock (NASDAQ: CNDS) and the 7% Exchangeable Preferred
Securities of CellNet Funding, LLC (NASDAQ: CNDSP). The allocation of the distributions (dividends) held in escrow for CellNet Funding, LLC (NASDAQ:
CNDSP) will be subject to review by the Court.

In connection with the filing, Schlumberger RMS is providing debtor-in-possession (DIP) funding to enable CellNet to continue its ongoing operations, including, but not limited to, the ongoing provision of network services, the deployment of networks for its current customers, and the marketing of its network services to prospective customers. Upon closing of the acquisition, the DIP funding will be extinguished.

For more Company information visit http://www.cellnet.com.

Certain statements contained in this News Release are forward-looking statements, including, without limitation, statements relating to: expectations with respect to the acquisition of CellNet by Schlumberger RMS; the approval by the Court of CellNet's pre-arranged bankruptcy filing; its ability to continue ongoing operations, network services and network deployments; the ability to keep supplier and other relationships intact; its ability to meet its commitments to employees, customers and suppliers; and the effect of a Chapter 11 Reorganization on the value of any common stock of CellNet and/or 7% Exchangeable Preferred Securities of CellNet Funding, L.L.C. These statements therefore are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from these statements and such differences may be material. Investors are encouraged to review CellNet's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for a discussion of these and additional factors that could affect CellNet's future performance.